                                                                 Exhibit 10.19.1

                          UNIVERSAL ACCESS (UK) LIMITED


Mr Stuart Hinkley
Sandalls Farm
Picadilly Lane
Mayfield
East Sussex
TN20 6RH


Dear Mr Hinkley

UNIVERSAL ACCESS (UK) LIMITED ("THE COMPANY")
---------------------------------------------
RETENTION INCENTIVE PAYMENT
---------------------------

Further to my letter of 11 September 2000 and your acceptance of the Company's offer of employment, I am writing on behalf of the Company to confirm the terms upon which the Company is prepared to make the additional payment of $100,000 referred to in your offer letter.

1.   PURPOSE OF PAYMENT

The Company is prepared to make a payment to you of $100,000 by way of a retention incentive payment ("the Payment").

The Payment reflects the fact that given your position of seniority within the Company, the benefits which the Company expects to derive from your appointment depend primarily upon your medium to long-term strategic decisions. The Company believes that the intimate knowledge of the Company and of its marketplace, and the subsequent formulation of appropriate strategic policies based on these, are all attributes which will take some time to develop.

The Payment is, therefore, being made as an incentive for you to remain in your position for a minimum period of 12 months from your initial date of appointment. The Company believes that it is once this initial period has been served that it will begin to obtain the real benefits from your appointment.

2.   TERMS OF PAYMENT

The following terms and conditions apply to the Payment:

1. A payment of $100,000 (less all necessary deductions for income tax and National Insurance in the United Kingdom) will be made on or about 30 November 2000.

2.   If you either:

     2.1  serve the Company with written notice of your intention to resign; or

     2.2 the Company serves you written notice of its decision to terminate your employment for cause in either case on or before 1 November 2001 ("the Effective Date"), then the Payment will be repayable by you to the Company immediately upon written demand to that effect from the Company.

3.   For the purposes of paragraph 2 above:

     3.1 the Effective Date in the event of written notice to terminate being served by either you or the Company will be taken to be the date upon which any notice is served, and not the date upon which such notice shall expire; and

     3.2 "termination for cause" shall mean any termination effected by the Company where such dismissal is due to the fact that either:

          3.2.1 the Company, reasonably, believes that its right to terminate your employment has arisen under the provisions of paragraph 19 of your Contract of Employment executed in November 2000; or

          3.2.2 your dismissal is otherwise due to the manner in which you have carried out your duties or obligations under your Contract of Employment, or any failure by you to meet the standards expected of you under your Contract of Employment.

4. The Company reserves the right to deduct any sums owed by you under the provisions of this Agreement from any monies whatsoever owed by the Company to you, and by signing this Agreement you specifically authorise such a deduction.

5. You agree that you will repay on demand any sums due to the Company from you under the terms of this Agreement. You agree that the sum will be recoverable as a debt, together with all costs, including legal costs, reasonably incurred by the Company in recovering the sums due.

Please signify your acceptance to the terms and conditions applicable to the Payment by signing and dating the top copy of this Letter of Agreement and having your signature witnessed.


Sincerely

UNIVERSAL ACCESS (UK) LIMITED


PATRICK C. SHUTT, DIRECTOR


Signed:
               ----------------------------------

Dated:
               ----------------------------------

Witnessed by:
               ----------------------------------